Exhibit 2.2

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment No. 1”), dated as of December 3, 2004, is made by and among Advanced Medical Optics, Inc., a Delaware corporation (“Parent”), Vault Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and VISX, Incorporated, a Delaware corporation (the “Company”), to amend the Agreement and Plan of Merger, dated as of November 9, 2004, by and among Parent, Merger Sub and the Company (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, Parent, Merger Sub and the Company are parties to the Merger Agreement;

WHEREAS, the parties desire to amend the Merger Agreement to correct certain technical inaccuracies contained therein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Amendment of Section 5.3. The first sentence of Section 5.3 of the Merger Agreement is hereby amended to read in its entirety as follows:

Prior to the Effective Time, the Company shall take all necessary and appropriate actions so that all outstanding purchase rights under the 1993 Employee Stock Purchase Plan (the “ESPP”) shall automatically be exercised, in accordance with the terms of the ESPP, prior to the Effective Time, and the shares of Company Common Stock purchased under those exercised rights shall at the Effective Time be cancelled and converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) of this Agreement.

2. Amendment of Section 6.10(b). The second sentence of Section 6.10(b) of the Merger Agreement is hereby amended to read in its entirety as follows:

In accordance with its terms, each Assumed Option shall be converted into an option to acquire that number of shares of Parent Common Stock equal to the product (i) of the number of shares of Company Common Stock subject to such Assumed Option immediately prior to the Effective Time and (ii) the sum of the Exchange Ratio and the quotient of the Cash Merger Consideration divided by the Parent Closing Price (which product shall be rounded down to the nearest whole share), at a price per share equal to the aggregate exercise price of such Assumed Option immediately prior to the Effective Time divided by the number of shares of Parent Common Stock issuable upon the exercise of such Assumed Option after giving effect to the conversion contemplated by this sentence (which price per share shall be rounded up to the nearest whole cent).

3. Amendment of Section 6.10(d). The second sentence of Section 6.10(d) of the Merger Agreement is hereby amended to read in its entirety as follows:

Each Assumed Phantom Unit Account shall be converted into a deferral account under the 1995 Director Plan with respect to the phantom units of Parent Common Stock equal to the product of (i) the number of Phantom Units in such Assumed Phantom Unit Account immediately prior to the Effective Time and (ii) the sum of the Exchange Ratio and the quotient of the Cash Merger Consideration divided by the Parent Closing Price (which product shall be rounded down to the nearest whole share).

4. Effectiveness. Except as expressly provided herein, the Merger Agreement shall be and remain in full force and effect.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of law provisions thereof.

6. Counterparts. This Amendment may be executed in two or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment No. 1 to be executed on the date first written above by their respective officers thereunto duly authorized.

ADVANCED MEDICAL OPTICS, INC.

By:	/S/ JAMES V. MAZZO
Name: James V. Mazzo Title: President and Chief Executive Officer

VAULT MERGER CORPORATION

By:	/S/ RICHARD A. MEIER
Name: Richard A. Meier Title: Vice President and Treasurer

VISX, INCORPORATED

By:	/S/ ELIZABETH DÁVILA
Name: Elizabeth Dávila Title: Chairman, CEO

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